Exhibit 10.10
PIPELINE PROTECTION AGREEMENT
     This Pipeline Protection Agreement (this “Agreement”) is entered into as of this 5th day of October, 2006, between Natural Gas Pipeline Company of America, a Delaware corporation, whose address is: 370 Van Gordon Street, Lakewood, CO 80228 (“Company”), and E Energy Adams, LLC, a Nebraska corporation, whose address is: 510 Main Street, P.O. Box 49, Adams, NE 68301 (“Developer”).
     Company and Developer together may be referred to herein as the “Parties”, or individually as a “Party.”
RECITALS
WHEREAS, Developer is developing certain real property in Section 17, Township 06 North, Range 08 East, Gage County, NE near Adams, NE and has requested that Company protect existing 26-inch and 36-inch high pressure natural gas pipelines for the installation of railroad spurs and access road; and,
WHEREAS, Company is willing to accommodate Developer’s request and has advised Developer of what is and would be involved for Company to protect its pipeline facilities; and,
WHEREAS, Developer agrees to compensate Company, in advance, for the full, actual cost of protecting Company’s pipeline facilities; and,
WHEREAS, the Parties desire to set forth their respective rights and responsibilities with respect to the work for the protection of Company’s pipeline facilities;
NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
AGREEMENT
1.	Protection of Pipeline. The Company agrees to protect the pipeline facilities, which construction and placement into service of the pipeline facilities is set forth on Exhibit “A”, attached to this Agreement and made a part hereof. The new pipeline facilities will protect the pipeline facilities from the rail spurs being constructed for the Developer’s new ethanol plant and agreed to by Company.

2.	The protection of the pipeline facilities, as more fully set forth on Exhibit “A” and all the work associated therewith, will hereafter be referred to as the (“Pipeline Protection”)

3.	Cost Reimbursement, Invoicing and Payment.

a.	The estimated cost for the Pipeline Protection, as well as the Developer’s responsibility for such costs, is also set forth on Exhibit A to this Agreement. Developer shall pay to Company, in advance, the full estimated cost for the Pipeline Protection. Company shall have no obligation to protect its pipeline facilities until such time that Developer has paid to Company the full estimated cost of the Pipeline Protection.

b.	An advance payment is required of Developer by Company (set forth on Exhibit A attached hereto) and if it is not made within ninety (90) days of the date hereof, this Agreement shall become null and void, and neither Party shall be obligated to proceed with the Pipeline Protection.

c.	Developer expressly acknowledges and agrees that Company has no obligation to proceed with the Pipeline Protection until the estimated cost is paid in full. After receipt of the payment for the estimated cost of the Pipeline Protection and all such other approvals, permits or authorizations, whether private or governmental as deemed required by Company, then Company shall perform the necessary work with diligence and within a reasonable time period. Company shall have no liability to Developer in the event Company is delayed in meeting the proposed in service date for the protection of the pipeline at this location.

d.	When the final cost of the Pipeline Protection is determined, Company shall refund to Developer any payment made by Developer based on the estimate amount which exceeds the actual cost, or, in the event the actual cost exceeds the estimated cost, then Developer shall be obligated to and shall pay to Company the difference between the actual cost and the estimated cost. Developer expressly acknowledges and agrees that Developer shall be obligated to pay to Company the full amount of the actual costs incurred by Company to protect its pipeline facilities in this location.

e.	Developer shall not be entitled to any refund or repayment by Company of the payment made by Developer to Company under this Agreement other than that set forth above.
4.	Rights-of-Way, Easements, Ingress and Egress. Developer grants, convey and confirms to Company, its successors and assigns, without cost, ingress and egress to the location for the protection of pipelines and attendant facilities as a part of the Pipeline Protection as needed for current and future operation and maintenance; including for the purpose of installing, maintaining, inspecting, repairing, surveying, removing or reclaiming Company’s pipelines, facilities and appurtenances.

5.	Indemnification. Each Party (an “Indemnifying Party”) shall indemnify and save harmless the other party and its affiliates, as well as their respective directors,

officers, employees and agents (each an “Indemnified Party”) from all liability, loss, claims, suits, actions, costs and damages (including reasonable attorney’s fees and court costs),for injury to or death of persons or environmental impacts, arising from any act or omission by the Indemnifying Party in connection with the Pipeline Protection, except to the extent of any the same are attributable to the negligence or willful misconduct of the Indemnified Party.
6.	Regulatory Approvals. This Agreement and the obligations of the Parties hereunder are subject to the receipt of all necessary regulatory approvals (“Required Approvals”), if any, such Required Approvals to be in a form reasonably acceptable to both Parties.

7.	Effective Date. Developer agrees that the Pipeline Protection work shall not commence until: (1) all Required Approvals have been received in a form reasonably acceptable to the Parties, (2) this Agreement has been executed by both Parties, and (3) Company has received payment from Developer of any amount due as provided for in this Agreement and Exhibit A hereto.

8.	Further Assurances. Each of the Parties shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of this Agreement.

9.	Notices. Notices and communications regarding this Agreement shall be sent or made to the Parties at the addresses set forth below, and shall be effective upon actual receipt, if delivered personally, by facsimile or by overnight delivery service, or five (5) days after deposit in the U.S. Mail, postage prepaid, return receipt requested:
     If to Company:

Natural Gas Pipeline Company of America
ATTN: G. E. Smith
P.O. Box 281304
370 Van Gordon Street
Lakewood, CO 80228-8304
Telephone: (303) 914-7848
Fax: (303) 984-3432
     If to Developer:
E Energy Adams, LLC
ATTN: Jack L. Alderman
P. O. Box 49
Adams, NE 68301
Telephone: (402) 988-4655
Fax: (402) 988-5205
Either Party may change its address for notices hereunder by written notice to the other Party, delivered in accordance with this Section 10.
10.	Governing Law.
a.	This Agreement shall be governed by and construed, as to interpretation and performance hereof, in accordance with the laws of the State of Nebraska, excluding those conflicts-of-law rules or principles which would compel the application of the laws of another state.

b.	This Agreement is subject to all present future valid orders, rules and regulations of any body of the Federal, State or any other governmental body having or asserting jurisdiction in the premises.
11.	Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties, their respective successors and their permitted assigns. Further, it is agreed that either Party may, upon notice to but without the consent of the other, grant a security interest in this Agreement and its rights hereunder as collateral in connection with a financing of its business or facilities. Neither Party shall otherwise assign their interest hereunder, except to a wholly owned subsidiary, a commonly owned affiliated company, or a constituent partner or successor partner, without the written consent of the other Party. However, such consent shall not be unreasonably withheld, conditioned or delayed.

12.	Recitals Incorporated. All recitals to this Agreement are incorporated herein as enforceable terms of this Agreement by this reference.

13.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with regard to its subject matter, and supersedes any prior written or oral understanding or agreement relative thereto. Exhibit A is by this reference made a part of this Agreement.

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective on the day and year first above written.

NATURAL GAS PIPELINE COMPANY OF AMERICA (“Company”)
By:	/s/ Richard C. Jones
	Name:	Richard C. Jones
	Title:	Director, Project Management

E Energy Adams, LLC (“Developer”)
By:	/s/ Jack L. Alderman		/s/ Mark Weber,
	Name:	Jack L. Alderman	Board Member
	Title:	President/CEO

EXHIBIT A
PIPELINE PROTECTION AGREEMENT
between
NATURAL GAS PIPELINE COMPANY OF AMERICA
and
E Energy Adams. LLC
1.	Cost of Pipeline Protection: The cost of the Pipeline Protection to be constructed pursuant to this Agreement is estimated to be one million, eighty-seven thousand, two hundred and forty-six and No/100 dollars ($1,087,246.00).

2.	Payment.
a.	Advance Payment: Developer shall pay to Company in advance the full estimated cost of the Pipeline Protection. Company and Developer agree that the Pipeline Protection and Company’s obligation therefore shall not begin until Developer has paid to Company the estimated cost of the Pipeline Protection and this Agreement has been executed by both Parties.

b.	Summary Billing: Upon completion of construction, Company will submit to Developer a summary billing of Company’s actual costs, including but not limited to the cost of materials and installation as shown above. In the event the actual cost differs from the estimated cost, payment will be made by Company or Developer as stated in Section 4.d of the Agreement.

c.	Invoice Terms: Payment of the invoice issued pursuant to this Agreement shall be made within thirty (30) days of the receipt thereof.